Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective the 1st day of September, 2007 (the “Effective Date”), by and between MEDecision, Inc., a Pennsylvania corporation (the “Company”) and Ron Nall (the “Executive”).

WHEREAS, the Company desires to continue Executive’s employment and Executive desires to continue to be so employed by the Company on the terms described herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:

1.             Duration of Agreement.  This Agreement has no specific expiration date.  Unless terminated by agreement of the parties, this Agreement will govern Executive’s continued employment by the Company until that employment ceases.

2.             Title; Duties.  Executive will continue to be employed as the Company’s Executive Vice President & Chief Information Officer, reporting directly to the Company’s Chief Executive Officer, President, or Chief Operating Officer, at the Company’s discretion.  Executive will devote his best efforts and substantially all of his business time and services to the Company and its affiliates to perform such duties as may be customarily incident to his position and as may reasonably be assigned to him from time to time.  Executive will not, in any capacity, engage in other business activities or perform services for any other individual, firm or corporation without the prior written consent of the Company; provided, however, that without such consent, Executive may engage in charitable, public service and personal investment activities, so long as such activities do not in any respect interfere with Executive’s performance of his duties and obligations hereunder.

3.             Place of Performance.  Executive will perform his services hereunder at the principal executive offices of the Company; provided, however, that Executive may be required to travel from time to time for business purposes.

4.             Compensation and Benefits.

4.1.          Base Salary.  Executive’s annual salary will be $225,000 (the “Base Salary”), paid in accordance with the Company’s payroll practices, as in effect from time to time.  The Base Salary will be reviewed on an annual basis by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board and may be increased from time to time.  To the extent the Board has authorized its Compensation Committee to act on its behalf in any particular respect, references to the Board in that context will also be deemed to include the Compensation Committee.

4.2.          Annual Bonuses.

4.2.1.       For each calendar year ending after the Effective Date, Executive will be eligible for an annual bonus in an amount and form established by the Board for the applicable year, if specified corporate and/or individual performance goals are met for that year.  Any bonus payable under this Section 4.2 will be paid (or granted, in the case of a bonus paid in the form of an equity-based award) within two and one-half months following the end of the applicable year; provided however, that except as otherwise provided in Section 5.1.2, a bonus will only be paid if Executive is employed by the Company on the date the bonus payment is to be made.

4.2.2.       The performance goals relevant under this Section 4.2 for any given calendar year will be established by the Board during the first quarter of the applicable calendar year and will be promptly communicated to Executive.

4.2.3.       For purposes of determining any bonus payable to Executive, the measurement of corporate and/or individual performance will be performed by the Board in good faith.

4.3.          Employee Benefits.  Executive will be eligible to participate in retirement/savings, health insurance, life insurance, disability insurance and other employee benefit plans, policies or arrangements maintained by the Company for its employees generally, subject to the terms and conditions of such plans, policies or arrangements; provided, however, that this Agreement will not limit the Company’s ability to amend, modify or terminate such plans, policies or arrangements at any time for any reason.

4.4.          Paid Time Off.  Executive will be entitled to paid time off each year in accordance with the published policies of the Company.

4.5.          Reimbursement of Expenses.  Executive will be reimbursed by the Company for all reasonable business expenses incurred by him in accordance with the Company’s customary expense reimbursement policies as in effect from time to time.

4.6.          Indemnification.  Executive will be indemnified for acts performed as an employee of the Company to the extent provided in the Company’s Bylaws, as in effect from time to time.

5.             Termination.  Upon any cessation of his employment with the Company, Executive will be entitled only to such compensation and benefits as described in this Section 5.

5.1.          Termination without Cause or for Good Reason.  If Executive’s employment by the Company ceases due to a termination by the Company without Cause (as defined below) or a resignation by Executive for Good Reason (as defined below), Executive will be entitled to:

5.1.1.       payment of all accrued and unpaid Base Salary through the date of such cessation;

5.1.2.       payment of any annual bonus otherwise payable (but for the cessation of Executive’s employment) with respect to a year ended prior to the cessation of Executive’s employment;

5.1.3.       monthly severance payments equal to one-twelfth of Executive’s Base Salary for a period equal to 6 months, with post-employment extensions possible under Sections 5.1.5 and 5.1.6 below;

5.1.4.       waiver of the applicable premium otherwise payable for COBRA continuation coverage for Executive (and, to the extent covered immediately prior to the date of such cessation, his eligible dependents) for a period equal to 6 months;

5.1.5.       if the Company is successful in delivering CarePlanner Version 6.0 in 2007 as evidenced by the Company’s ability to recognize in 2007 the accrued license fees associated with the initial BCBS of Minnesota contract, then the periods of payment and waiver in Sections 5.1.3 and 5.1.4 and will be extended by 3 months; and

5.1.6.       if the Company is successful in delivering iEXCHANGE Web Version 6.0 into production in April, 2008 (or some other mutually agreed upon milestone indicating completion), then the periods of payment and waiver in Sections 5.1.3 and 5.1.4 will be extended by another 3 months,

Except as otherwise provided in this Section 5.1, all compensation and benefits will cease at the time of such cessation, subject to the terms of any benefits or compensation plans then in force and applicable to Executive, and the Company will have no further liability or obligation by reason of such cessation.  The payments and benefits described in this Section 5.1 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company.  Notwithstanding any provision of this Agreement, the payments and benefits described in Section 5.1 are conditioned on Executive’s resignation from all employee and director positions with the Company and its affiliates and on Executive’s execution and delivery to the Company, within 60 days following his cessation of employment, of a release in such form as the Company may require in a manner consistent with the requirements of the Older Workers Benefit Protection Act (the “Release”).  Subject to Section 5.4, below, the severance benefits described in this Section 5.1 will begin to be paid or provided as soon as the Release becomes irrevocable.

5.2.          Termination Following a Change in Control.  If, within one year following a Change in Control (as defined below), Executive’s employment by the Company ceases due to a termination by the Company without Cause or a resignation by Executive for Good Reason, then:

5.2.1.       subject to the Release becoming irrevocable, the duration of the severance benefits described in Sections 5.1.3, 5.1.4, 5.1.5 and 5.1.6 will be extended by an additional 6 months;

5.2.2.       subject to the Release becoming irrevocable, Executive will be credited with an additional 12 months of service for purposes of determining the vested status of any stock options or other equity-based incentives held by him immediately prior to such cessation; and

5.2.3.       the post-cessation duration of the restrictions contained in Sections 8.1.1 and 8.1.2 will be extended from one year to two years.

5.3.          Other Terminations.  If Executive’s employment with the Company ceases for any reason other than as described in Section 5.1, above (including but not limited to termination (a) by the Company for Cause, (b) as a result of Executive’s death, (c) as a result of Executive’s Disability (as defined below), or (d) by Executive without Good Reason), then the Company’s obligation to Executive will be limited solely to the payment of accrued and unpaid Base Salary through the date of such cessation.  All compensation and benefits will cease at the time of such cessation and, except as otherwise provided by COBRA, the Company will have no further liability or obligation by reason of such termination.  The foregoing will not be construed to limit Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

5.4.          Compliance with Section 409A.  To the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code (the “Code”) to payments due to Executive upon or following his separation from service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s separation from service will be deferred (without interest) and paid to Executive in a lump sum immediately following that six month period.

5.5.          Compliance with Section 280G.  If any payment or benefit due to Executive from the Company or its subsidiaries or affiliates, whether under this Agreement or otherwise, would (if paid or provided) constitute an Excess Parachute Payment (as defined below), then notwithstanding any other provision of this Agreement or any other commitment of the Company, that payment or benefit will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of Code.  The determination of whether any payment or benefit would (if paid or provided) constitute an Excess Parachute Payment will be made by the Company, in good faith and in its sole discretion.  If multiple payments or benefits are subject to reduction under this paragraph, the order in which such payments or benefits are reduced will be determined by the Company, in its discretion; provided that, in exercising its discretion in this regard, the Company will exercise reasonable efforts to reduce the payments or benefits in the order that maximizes Executive’s economic position.  If, notwithstanding the initial application of this Section 5.5, the Internal Revenue Service determines that any payment or benefit provided to Executive constituted an Excess Parachute Payment, this Section 5.5 will be reapplied based on the Internal Revenue Service’s determination and Executive will be required to promptly repay to the Company any amount in excess of the payment limit of this Section 5.5.

5.6.          Definitions.  For purposes of this Agreement:

5.6.1.       “Cause” means the occurrence of any of the following: (a) Executive’s refusal, failure or inability to perform his duties or to follow the lawful directives of his supervisor(s); which refusal, failure or inability continues for more than 30 days after written notice thereof; (b) misconduct, recklessness or gross negligence by Executive in the course of employment that is demonstrably injurious to the Company or its affiliates; (c) Executive’s conviction of, or the entry of a plea of guilty or no contest to, a felony or a crime that could reasonably be expected to have an adverse effect on the operations, condition or reputation of the Company or its affiliates, including, but not limited to, offenses related to alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription; (d) material breach by Executive of any agreement with, lawful policy of or fiduciary duty owed to the Company or its affiliates; or (e) gross insubordination by Executive in the course of employment.

5.6.2.       “Change in Control” means the occurrence of any of the following, in one transaction or a series of related transactions:

(a)           any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming a “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the Company’s then outstanding securities;

(b)           a consolidation, share exchange, reorganization or merger of the Company resulting in the stockholders of the Company immediately prior to such event not owning at least a majority of the voting power of the resulting entity’s securities outstanding immediately following such event;

(c)           the sale or other disposition of all or substantially all the assets of the Company, other than in connection with a state or federal bankruptcy proceeding; or

(d)           any similar event deemed by the Board to constitute a Change in Control.

For the avoidance of doubt, a transaction (or a series of related transactions) will not constitute a Change in Control if such transaction results in the Company, any successor to the Company, or any successor to the Company’s business, being controlled, directly or indirectly, by the same person or persons who controlled the Company, directly or indirectly, immediately before such transaction.

5.6.3.       “Disability” means a condition entitling Executive to benefits under any Company sponsored or funded disability plan, policy or arrangement or under the Social Security Act.”

5.6.4.       “Excess Parachute Payment” has the same meaning as used in Section 280G(b)(1) of the Code.

5.6.5.       “Good Reason” means any of the following, without Executive’s prior consent: (a) a material, adverse change in Executive’s title, authority or duties (including the assignment of duties materially inconsistent with Executive’s position); (b) relocation of Executive’s principal worksite to a location outside the Philadelphia metropolitan area; or (c) a material breach by the Company of this Agreement.  However, none of the foregoing events or conditions will constitute Good Reason unless: (x) Executive provides the Company with written objection to the event or condition within 30 days following the occurrence thereof, (y) the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and (z) Executive resigns his employment within 30 days following the expiration of that cure period.

6.             Proprietary Matter.  Except as permitted or directed by the Company, Executive will not during the term of his employment or at any time thereafter divulge, furnish, disclose or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential, secret, or proprietary knowledge or information of the Company (“Proprietary Matter”) which Executive has acquired or become acquainted with or will acquire or become acquainted with, whether developed by himself or by others, including, but not limited to, any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company, any confidential customer, distributor or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential, secret or non-public aspects of the business of the Company.  Executive acknowledges that the Proprietary Matter constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company, and that any disclosure or other use of the Proprietary Matter other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.  Both during and after the term of this Agreement, Executive will refrain from any acts or omissions that would reduce the value of Proprietary Matter to the Company.  The foregoing obligations of confidentiality, however, will not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive.

7.             Ventures.  If, during the term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in the project, program or venture will belong to the Company and will constitute a corporate opportunity belonging exclusively to the Company.  Except as expressly approved in writing by the Company, Executive will not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive as provided in this Agreement.

8.             Protective Provisions.

8.1.          Competitive Activities.  During Executive’s employment and for one year thereafter (or 18 months thereafter, in the event of a severance event described in Section 5.2), Executive will not in the continental United States of America, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business engaged in the provision of integrated medical management services, technology-based clinical decision support or transaction management solutions to managed care or other payers (a “Competing Business”).  Notwithstanding the foregoing, Executive may hold up to 2% of the outstanding securities of any class of any publicly-traded securities of any company.

8.1.1.       Solicitation of Customers and Employee.  During his employment by the Company and for one year thereafter (or two years thereafter, in the event of a severance event described in Section 5.2), Executive will not, either directly or indirectly, on his own behalf or in the service or on behalf of others:

(a)           solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any Competing Business any customer or client of the Company, or any person or entity whose account has been solicited by the Company;

(b)           influence or attempt to influence any person to terminate or modify any employment, consulting, agency, distributorship or other arrangement with the Company; or

(c)           employ or retain any person who has resigned or been terminated from employment or engagement as an employee, consultant, agent or distributor of the Company within the preceding 12 months.

8.2.          Acknowledgements.  Executive acknowledges that the provisions of Section 8 (the “Restrictive Covenants”) are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position Executive holds within the Company, and that the Company would not enter into this Agreement or otherwise continue to employ Executive unless Executive agrees to be bound by the Restrictive Covenants set forth in this Section 8.

8.3.          Remedies and Enforcement Upon Breach.

8.3.1.       Specific Enforcement.  Executive acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy.  Executive will not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists.  In the event of any breach by Executive of the Restrictive Covenants, the Company will be entitled to injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement will not in any way limit remedies of law or in equity otherwise available to the Company.

8.3.2.       Judicial Modification.  If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.

8.3.3.       Accounting.  If Executive breaches any of the Restrictive Covenants, the Company will have the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of such breach.  This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

8.3.4.       Enforceability.  If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographic scope of the Restrictive Covenants.

8.3.5.       Disclosure, of Restrictive Covenants.  Executive agrees to disclose the existence and terms of the Restrictive Covenants to any employer that Executive may work for during while the Restricted Covenants remain applicable.

8.3.6.       Extension of Restricted Period.  If Executive breaches Section 8.1, the restrictions contained in that section will be extended for a period equal to the period that Executive was in breach.

8.3.7.       Application Following Termination.  The Restrictive Covenants will continue to apply following any cessation of Executive’s employment without regard to the reason for that cessation and without regard to whether that cessation was initiated by Executive or the Company.

9.             Miscellaneous.

9.1.          No Liability of Officers and Directors for Severance Upon Insolvency.  Notwithstanding any other provision of the Agreement and intending to be bound by this provision, Executive hereby (a) waives any right to claim payment of amounts owed to him, now or in the future, pursuant to this Agreement from directors or officers of the Company if the Company becomes insolvent, and (b) fully and forever releases and discharges the Company’s officers and directors from any and all claims, demands, liens, actions, suits, causes of action or judgments arising out of any present or future claim for such amounts.

9.2.          Other Agreements.  Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by Executive of his duties under this Agreement.

9.3.          Successors and Assigns.  The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, sale of stock or otherwise.  The duties of Executive hereunder are personal to Executive and may not be assigned by him.

9.4.          Governing Law and Enforcement.  This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws.  Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the Commonwealth of Pennsylvania, and Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

9.5.          Waivers.  The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party.  No waiver will be deemed to have occurred unless set forth in a writing.  No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

9.6.          Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

9.7.          Survival.  This Agreement will survive the cessation of Executive’s employment to the extent necessary to fulfill the purposes and intent the Agreement.

9.8.          Notices.  Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by overnight U.S. express mail, return receipt requested or (c) sent by telecopier.  Any notice or communication to Executive will be sent to the address contained in his personnel file.  Any notice or communication to the Company will be sent to the Company’s principal executive officers, to the attention of its Chief Executive Officer.  Notwithstanding the foregoing, either party may change the address for notices or communications hereunder by providing written notice to the other in the manner specified in this paragraph.

9.9.          Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter.  This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

9.10.        Withholding.  All payments (or transfers of property) to Executive will be subject to tax withholding to the extent required by applicable law.

9.11.        Section Headings.  The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.

9.12.        Counterparts; Facsimile.  This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, in each case on September 13, 2007.

MEDecision, Inc.

By:	/s/ David St.Clair
Name: David St.Clair
Title: Chairman, President & CEO

Ron Nall

/s/ Ron Nall